Exhibit 10(b)

                               FOURTH ADDENDUM
                               TO THAT CERTAIN
                            EMPLOYMENT AGREEMENT
                                   BETWEEN
                       FARMSTEAD TELEPHONE GROUP, INC.
                                     AND
                            GEORGE J. TAYLOR, JR.
                        DATED AS OF JANUARY 1, 1998,
          AS AMENDED BY THAT CERTAIN RESTATED FIRST ADDENDUM DATED
                            AS OF AUGUST 1, 2001;

          AS FURTHER AMENDED BY THAT CERTAIN SECOND ADDENDUM DATED
                            AS OF JANUARY 1, 2003
                                     AND
           AS FURTHER AMENDED BY THAT CERTAIN THIRD ADDENDUM DATED
                            AS OF JANUARY 1, 2004

                              (the "Agreement")


This Fourth Addendum to the Agreement is effective as of the 1st day of October 2004 (the "Effective Date") and all terms and provisions of this Fourth Addendum shall take effect on and as of the Effective Date, unless another date is specifically indicated.

                                  RECITALS

The Executive and Company are parties to the Agreement.

The parties wish to make additional modifications to certain provisions of the Agreement for the purposes of extending Executive's Active Employment Period though December 31, 2007, employing Executive as the Chairman of the Board during the remainder of his Active Employment Period and ending Executive's employment with the Company upon the expiration or termination of his Active Employment Period.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows.

1. All references and provisions of the Agreement relating to the "Limited Employment Period" are deleted and shall have no force or effect whatsoever. Neither the Company nor Executive shall have any rights, entitlements or obligations with respect to the Limited Employment Period. Without limiting the preceding sentences of this Paragraph in any way, it is specifically understood and agreed that Executive shall not be entitled to any of the compensation that otherwise would have been payable to Executive during the initial year of the Limited Employment Period under Paragraph 2 of the Restated First Addendum to the Agreement, Paragraph 3 of the Second Addendum to the Agreement and/or Paragraph 3 of the Third Addendum to the Agreement. Executive


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acknowledges that he has voluntarily agreed to the terms and conditions of this Paragraph 1 and acknowledges that they do constitute "good reason" as defined in Section 2.6 (b) of the Agreement.

2     The definition of "Active Employment Period" in Section 2.1(a) is
revised to include the period from October 1, 2004 through December 31, 2007, and the definitions of the terms "Employment Period" and "Term" shall be revised to mean the Active Employment Period.

3. During the remainder of the Active Employment Period, the Company agrees to employ the Executive as the Chairman of the Board of the Company. Executive voluntarily agrees to no longer serve as Chief Executive Officer or President of the Company and acknowledges that the relinquishment of those positions do not constitute "good reason" as defined in Section 2.6
(b) of the Agreement.

4.    Section 1.3 of the Agreement is revised to read as follows:

      (a) Base Salary. The Company shall pay Executive a Base Salary as follows:

            (i) $160,000 during the period from October 1 through December 31, 2004;
            (ii) $200,000 during the period from January 1 through December 31, 2005;
            (iii) $250,000 during the period from January 1 through
                  December 31, 2006; and
            (iv) $300,000 during the period from January 1 through December 31, 2007.

            The Board shall not be entitled to decrease Executive's Base Salary except in the case of a "Permissible Base Salary Reduction". For purposes of this Agreement a "Permissible Base Salary Reduction" shall occur when the Board in its discretion reduces Executive's Base Salary in response to unsatisfactory Company performance; provided that the reduction is accompanied by (i) a reduction of at least equal proportion to the annual base salary of the Chief Executive Officer (if that position is held by an individual other than the Executive) and (ii) the authorization of the Board for the Chief Executive Officer to implement reductions to the annual base salaries of other senior executives of the Company.

      (b) Annual Bonus. For each calendar year during the remainder of this Agreement commencing 2005, Executive shall be eligible for an annual bonus of up to one hundred percent (100%) of Executive's Base Salary for that calendar year, which shall be determined and paid in accordance with subparagraphs (i) (ii) (iii) and (iv) below.


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            (i)   At the outset of each subject year, Executive shall
                  present for approval by the Board of Directors an annual pro-forma operating plan that includes the target earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company for that subject year.

            (ii) A bonus for the subject year shall be paid to Executive in the event the Company attains at least eighty five percent (85%) of the target EBIDTA that is approved by the Board of Directors for that year. The bonus shall be equal to a prorated amount of from eighty five percent (85%) to one hundred percent (100%) of Executive's Base Salary for the subject year, and that percentage shall be determined by and correspond to the percentage of the target EBIDTA that is attained by the Company.

            (iii) If earned, the Company shall pay Executive the annual bonus for the subject year within fifteen days (15) days following the closing by the Company of its books for that year.

            (iv) In the event the Active Employment Period expires on September 30, 2007 as scheduled, the Bonus that Executive otherwise would have been paid had his employment continued through the end of calendar year 2007 shall be prorated accordingly.

      (c) Acquisition Bonus. The Company and Executive acknowledge that Executive's services and duties as Chairman of the Board include successful conclusion of strategic acquisitions as and when contemplated by each annual operating plan that is approved by the Board of Directors (each an "Acquisition"). The Company and Executive further acknowledge that the costs of each Acquisition would be significantly reduced if the Executive in concert with the Company's Chief Executive Officer (and supported by other internal Company resources) can generate suitable Acquisition prospects, evaluate those prospects and negotiate the business terms of the Acquisition; thus eliminating the need for the Company to engage and compensate brokers, investment bankers or other third parties, as the case may be, to perform those functions. As an incentive for Executive to reduce the Company's Acquisition costs in this manner, the Company shall pay Executive a bonus equal to one percent (1%) of the "Purchase Price" (as defined below) for each Acquisition that is concluded during the Term of this Agreement without any obligation by the Company to pay any fees, commissions, or any other cash or equity-based compensation to any third party (ies) for or in connection with (i) the identification of the entity that is the subject of the Acquisition; (ii) the valuation of the Acquisition or
      (iii) the negotiation of the purchase price and other key business terms of the Acquisition with the selling party or its representatives. The term "Purchase Price" as used in this section shall mean the cash (including the principal amount of any deferred payments) and/or value of securities paid by the Company for the Acquisition, and shall also


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      include all other manner of consideration, such as but not limited to, the assumption by the Company of any liabilities. The Company shall pay Executive each Acquisition Incentive Bonus that is earned in accordance with this section within fifteen (15) days following the closing of the Acquisition to which that bonus applies.

5.    Sections 2.6 (b) is revised to read as follows:

      (b) "Good reason" shall mean a reduction in Base Salary other than a Permissible Base Salary Reduction, a material adverse change in the method of determining Executive's bonus, a material reduction in Executive's responsibilities or benefits, any other material breach of this Agreement by the Company, a relocation of the Company's corporate offices in excess of fifty (50) highway miles from the current location of such offices, or the failure to reelect Executive Chairman of the Board or the other removal of Executive from that position (other than for cause by the Company or voluntarily by Executive).

6.    Sections 2.7 (a) and (b) are revised to read as follows:

      (a) If the Company terminates this Agreement without cause as referred to in Section 2.4, the Executive shall be entitled to severance equal to three times the Executive Compensation Amount (as defined below). For purposes of this Agreement, the "Executive Compensation Amount" at any time shall mean the total of the Executive's then current Base Salary plus the average amount of the annual bonuses paid to Executive under Section 1.3 (b) for calendars years 2005 forward, including the Assumed Bonus, as defined below, for the calendar year in which the termination without cause becomes effective. In the event the termination without cause is effective on or before December 31, 2005, such severance shall be paid in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective any time from January 1 though December 31, 2006, such severance shall be paid as follows: one half (1/2) within fifteen (15) days following the effective date of termination and the balance in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective on or after January 1, 2007, such severance shall be paid in full within fifteen (15) days following the effective date of termination. The Executive also shall be entitled to receive all standard health benefits referred to in section 1.5 (a) and 1.5 (b) (iii) and (iv) until the earlier of (x) the date Executive commences receiving benefits from another employer or (y) twenty four (24) months from the effective date of termination. The "Assumed Bonus" shall mean the bonus that Executive would have received under Section 1.3 (b) assuming that the average monthly EBITDA run rate for the Company during that calendar year through end of the month immediately prior to the month in which the termination without cause becomes effective was to remain constant for the balance of that calendar year.


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      (b)   If the Executive terminates this Agreement with good reason as referred to in Sections 2.5 and 2.6 (b), the Executive shall be entitled to severance pay equal to three times the Executive Compensation Amount to be paid as provided in Section 2.7 (a). Executive shall also be entitled to continue to receive all benefits as referred to in Section 2.7 (a) during the period referred to in
      Section 2.7 (a).

7. Unless specifically defined, all capitalized terms in this Fourth Addendum shall have the meanings assigned elsewhere in the Agreement.

8. The Agreement shall continue in full force and effect as specifically modified by the terms of this Fourth Addendum to the Agreement.

Executed by the parties as of the Effective Date.

                                       FARMSTEAD TELEPHONE GROUP, INC.


                                       By: /s/ Jean-Marc Stiegemeier
                                           -------------------------

                                       Name: Jean-Marc Stiegemeier

                                       Title: C.E.O.




                                       GEORGE J. TAYLOR, JR.

                                       /s/ George J. Taylor, Jr.
                                       -------------------------


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